Exhibit 99.1

GILLA APPOINTS NEW DIRECTOR & AUDIT COMMITTEE CHAIR

New York, NY – (June 30, 2016) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, manufacturer and marketer of E-liquid for vaporizers, today announced the appointment of Gerald Goldberg as a Director of the Company and Chairman of the Audit Committee, effective June 29, 2016.

The Company’s Board of Directors has also appointed Gerald Goldberg, Henry J. Kloepper and Dr. Blaise A. Aguirre to serve as members of the Company’s Audit Committee with Mr. Goldberg serving as Chairman of the Audit Committee replacing Mr. Kloepper who shall continue to serve as both a Director and a member of the Audit Committee.

“We would like to welcome Mr. Goldberg to our Board of Directors,” said J. Graham Simmonds, Chairman and CEO of Gilla. He added, “His extensive experience in public company accounting and audits along with his relationships and contacts in corporate finance will be highly beneficial to Gilla and our shareholders.”

Mr. Goldberg is a Chartered Professional Accountant and is a senior partner in the accounting firm of Schwartz Levitsky Feldman LLP, in Toronto. Mr. Goldberg was previously a partner in Grant Thornton and its predecessor firm for over 15 years. Mr. Goldberg has over 30 years of experience in the service, distribution, retail, mining, natural resources and oil & gas, real estate, not-for-profit entities and manufacturing industries, with a strong emphasis in taxation and business advisory services. He is also active in corporate finance and development and has been involved in the structure and design of numerous innovative financing instruments, tax shelters and syndications, both in Canada and the United States. He is actively involved with the audit of various publicly listed companies in both Canada and abroad. Mr. Goldberg also has tremendous experience as an independent director, chairman and member of the audit committee of publicly listed companies, non-for-profit companies, educational and other institutions, organizations and companies.

About Gilla Inc.

Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation of smoking. Gilla aims to be a global leader in the manufacturing and distribution of E-liquid for the vapor industry. The Company provides consumers with choice and quality across categories and price points. Gilla’s product portfolio includes Craft Vapes, Craft Clouds, Vape Warriors, Miss Pennysworth’s Elixirs, The Mad Alchemist, Replicant and Coil Glaze E-liquid brands.

Forward-looking Statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. J. Graham Simmonds
Chairman and CEO
T: 1 (416) 843-2881
E: graham.simmonds@gilla.com
twitter: @gillainc

For media inquiries, please contact:

Mr. Don Fenton
VP of Communications
T: 1 (416) 434-3681
E: don.fenton@gilla.com